Exhibit 10.1

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, INC.

RIG & EQUIPMENT SALE AGREEMENT

TERMS AND CONDITIONS

1.	DEFINITIONS AND INTERPRETATION. Definitions. In this Agreement, unless the context otherwise requires:

1.1.	“Affiliate” means any Person which controls, is controlled by, or is under common control with another Person. A Person is deemed to control another if it (a) owns directly or indirectly at least fifty percent (50%) of: (i) the shares entitled to vote at a general election of directors of such other entity or (ii) the voting interest in such other entity if such entity does not have either shares or directors; or (b) otherwise controls or directs the other Person.

1.2.	“Agreement”, “hereof”, “herein”, “hereunder” and other similar expressions refer to the Quote, these Terms and Conditions and any attachments or schedules referred to within the Quote or the Terms and Conditions;

1.3.	“Change Order” means a written document signed by the parties that authorizes a change to the specifications of the Equipment or an addition or deletion of Parts and the effect on the Sale Price and Target Date resulting from the change;

1.4.	“Consequential Damages” means all indirect, incidental or consequential losses or damages including, without limitation, punitive and exemplary damages, loss of earnings or profits, loss of production, loss of value or decrease in earnings from any goods or property including reserves, loss of use, expenses for lost rig or pipeline time, spread costs, loss of financial advantage, business interruption or downtime;

1.5.	“Delivery” or “Deliver” means the transfer of physical possession or the right of possession of the Equipment to the Purchaser or Purchaser’s agent;

1.6.	“Dollars” and the sign “$” each means United States of America dollars unless another currency has been specified in the Quote;

1.7.	“Equipment” means the equipment described in the Quote and, as the context requires, means the Equipment as a whole or any Part thereof;

1.8.	“Excluded Taxes” means: Taxes on, based on, measured by or with respect to IDE’s net or gross income, capital, receipts, franchises, excess profits or conduct of business; and Taxes imposed in a jurisdiction as a consequence of IDE carrying on a trade or business or having a permanent establishment in that jurisdiction or otherwise being organized under the laws of or being a resident in that jurisdiction;

1.9.	“Lien” means, with respect to the Equipment, any assignment, mortgage, charge, pledge, lien, hypothec, conditional sale or title retention agreement, lease, levy, execution, seizure, attachment, garnishment or other encumbrance or security interest in respect of the Equipment, howsoever arising, including, without limitation, pursuant to applicable law, whether absolute or contingent, fixed or floating, legal or equitable, perfected or otherwise, in any jurisdiction;

1.10.	“IDE” means Seller;

1.11.	“IDE’s Plant” means IDE’s manufacturing plant located at 6750 Bender Road Humble, TX 77396-2107, or any other location specified on the Quote;

1.12.	“Part” means, in relation to the Equipment, any appliance, accessory, instrument, engine, appurtenance, furnishing, module, component, part or other equipment incorporated or installed in or attached to the Equipment upon Delivery;

1.13.	“Person” or “person” means any individual, corporation, partnership, joint venture, trust, legal entity, unincorporated association, or any other judicial entity or a government, state or agency or political subdivision thereof;

1.14.	“Protocol of Delivery and Acceptance Certificate” means the certificate to be issued by the Purchaser upon completion of the manufacture of Equipment;

Equipment Sale Agreement	Initials:
Rev March 2011		IDE	Purchaser

1.15.	“Purchaser” means the person identified on the Quote as the purchaser of the Equipment;

1.16.	“Quote” means the signed document attached to these Terms and Conditions which describes, among other items, the Equipment, Sale Price and Target Date. The Quote forms an integral part of this Agreement;

1.17.	“Sale Price” means the price of the Equipment and related services in accordance with the Quote, as modified by Change Orders and the provisions of this Agreement. The Sale Price will be adjusted from time to time to include all amounts owing by Purchaser to Seller under this Agreement, including, without limitation, the cost of all Change Orders, and charges for the storage of the Equipment following Delivery;

1.18.	“Seller” means Integrated Drilling Equipment Company Holdings, Inc., a Delaware corporation, unless another legal entity is identified as the seller in the Quote in which case that legal entity is the “Seller”;

1.19.	“Target Date” means the anticipated date for Delivery in accordance with the Quote, as modified by Change Orders and the provisions of this Agreement;

1.20.	“Taxes”, “Tax” or “Taxation” means and includes, without limitation, all present or future taxes of any nature and howsoever termed, license and documentation fees, goods and services taxes, levies, fiscal charges, imposts, duties, fees, assessments, surcharges, withholdings, restrictions, conditions or other charges of whatever nature and however arising which are imposed, assessed, charged, levied, withheld, deducted, demanded or otherwise applied pursuant to applicable law by any person at any time, together with all interest thereon and penalties or similar liabilities with respect thereto but excluding Excluded Taxes; “Tax” and “Taxation” shall be construed accordingly;

1.21.	“Warranty Period” for new Equipment or Parts means the period beginning on the date of Delivery and ending on the earlier of: (i) fifteen (15) months from the date of Delivery, or (ii) twelve (12) months from the date of Purchaser’s first use of the Equipment. For remanufactured parts and equipment the Warranty period shall be for ninety (90) days from the date of Delivery.

1.22.	Headings and Divisions. The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.23.	Derivatives, Number and Gender. Any derivative of any of the definitions set forth herein shall have the meaning appropriate to the derivation of such definition. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders.

1.24.	References. References herein to IDE and Purchaser shall include their successors and permitted assigns.

1.25.	Application of Terms. This Agreement shall be on the terms and conditions set out herein to the exclusion of all other terms and conditions, including any terms or conditions which Purchaser purports to apply under any purchase order, confirmation of order, specification or other document.

2.	AGREEMENT TO SELL AND PURCHASE

2.1.	Agreement. Subject to the terms and conditions of the Agreement, IDE agrees to sell to the Purchaser and the Purchaser agrees to purchase from IDE the Equipment for the Sale Price.

2.2.	Authority. IDE and Purchaser each represent and warrant they have the legal authority to enter into this Agreement and that any consent or approval necessary has been obtained and that the person(s) executing the Agreement on behalf of each party is duly authorized and has the requisite capacity to bind the party he/she represents.

3.	CHANGE ORDERS

3.1.	Change Order Process. If Purchaser wishes to alter the specifications, configuration, components or accessories of the Equipment after this Agreement has been executed, Purchaser must submit a written request to IDE. IDE is under no obligation to accept any request for a change. If IDE accepts the proposed change, IDE will prepare a written Change Order Notice specifying the change and its effect on the Target Date, Sale Price, and other rights or obligations of the parties. IDE will then forward the Change Order Notice to Purchaser who must accept the Change Order Notice in writing within five (5) days of its issuance, or the Change Order will automatically be deemed rejected.

Equipment Sale Agreement	Initials:
Rev March 2011		IDE	Purchaser

3.2.	Payment for Change Order. IDE reserves the right, either to add the cost of the Change Order to the Sale Price, or to invoice Purchaser for the cost of the Change Order at the time it is issued. If invoiced at the time the Change Order is issued, IDE is under no obligation to implement the Change Order until payment for the Change Order has been received in full.

4.	DELIVERY

4.1.	Target Date. IDE will use reasonable efforts to Deliver the Equipment on or before the Target Date, but, other than provided in the sentences herein below, will have no liability for direct or Consequential Damages arising out of a failure to meet the Target Date, nor shall any delay entitle the Purchase to terminate or rescind this Agreement. The parties agree that the Equipment will be delivered by IDE to Purchaser on or before the Target Date. Prior to delivery, the Equipment shall be fully manufactured, rigged up, tested, rigged down and loaded onto Purchaser’s collecting vehicles. The Target Date may only be extended for reasons of Force Majeure or as a result of a Change Order. Any delay or expected delay shall be communicated and confirmed in writing by IDE to Purchaser. Acceptance of any such permitted delays shall not be unreasonably withheld by Purchaser. Furthermore, IDE and Purchaser agree that IDE shall give Purchaser a credit of $3,000 per day against the Sale Price for each full day that IDE’s delivery of the Equipment extends beyond the Target Date or beyond such other date thereafter as the parties may subsequently agree in writing (the “Late Fees”); provided however, that the aggregate amount of the Late Fees shall not exceed 1.5% of the Sale Price of the Equipment at issue.

4.2.	Delivery. Delivery will consist of making the Equipment available to the Purchaser or Purchaser’s agent for pick up at IDE’s Plant, unless another location for Delivery is specified in the Quote. Delivery terms are EXW as such terms are defined in Incoterms 2000. Notwithstanding the foregoing sentence or anything to the contrary in this Agreement, IDE shall be responsible for, and shall incur the cost of, loading the Equipment onto Purchaser’s collecting vehicles and upon such successful loading the Delivery thereof shall be deemed complete. Delivery will take place upon the date specified in the Quote and applicable Change Orders. Prior to or at Delivery, Purchaser shall provide Seller with an executed Protocol of Delivery and Acceptance in the form attached hereto as Schedule “B”.

4.3.	Title and Risk of Loss. Title and risk of loss or damage to the Equipment are transferred to the Purchaser upon Delivery. IDE will have no responsibility or liability for the condition of the Equipment after Delivery except pursuant to the warranty provisions of this Agreement. Unless otherwise specified in the Quote, IDE will not be required to Deliver the Equipment until the Sale Price has been paid in full.

4.4.	Inspection and Rejection.

4.4.1.	Final Inspection. IDE shall provide Purchaser with reasonable notice upon completion of the manufacture of the Equipment. For Equipment to be Delivered at IDE’s Plant, the Purchaser or its designated representative may attend and observe the final testing of the Equipment at IDE´s Plant prior to Delivery, by providing IDE with at least seven (7) days’ advance notice of its intention to do so, provided, however, that IDE will not be required to postpone, delay or reschedule such testing in order to accommodate the Purchaser. If Purchaser does not elect to attend the final testing, Purchaser shall deliver the Protocol of Acceptance and Delivery in the form attached hereto as Schedule “B” to Seller within forty-eight (48) hours after the final testing.

4.4.2.	Rejection. Purchaser may only reject the Equipment if it is materially defective or fails to materially meet the specifications of this Agreement. Any rejection of the Equipment must: (i) be in writing within twenty-four (24) hours of Purchaser’s final inspection, (ii) detail the reasons for rejection, and (iii) be delivered to IDE prior to Delivery. If IDE considers that the reasons specified by Purchaser for any rejection of the Equipment do not conform to the requirements of this Section 4.4.2, it may proceed as if the purchase of the Equipment had been cancelled by Purchaser pursuant to Section 12.12 hereof. If Seller is required to remedy any deficiencies it shall carry out such works as soon as reasonably practicable and shall notify Purchaser when such works are completed at which time Purchaser shall deliver the Protocol of Acceptance and Delivery. In no event shall Purchaser unreasonably withhold the Protocol of Acceptance and Delivery

4.5.	Upon Delivery, Purchaser is deemed to have accepted the Equipment, and such acceptance will be considered irrevocable, final and conclusive, so that IDE’s obligations following Delivery are limited to those contained in the warranty provisions of this Agreement.

Equipment Sale Agreement	Initials:
Rev March 2011		IDE	Purchaser

4.6.	Security Interest. In the event the Sale Price and/or any outstanding amounts due are not paid in full prior to Delivery, from Delivery until the Sale Price has been fully paid, the Purchaser hereby grants to IDE a security interest in the Equipment (and all proceeds thereof) to secure the Purchaser’s obligation to pay the remaining portion of the Sale Price. Furthermore, until the Sale Price has been fully paid, the Purchaser covenants: (a) to keep the Equipment (or any proceeds thereof) free and clear of all security interests, mortgages, charges, Liens and other encumbrances except as approved in writing by IDE prior to their creation or assumption; (b) to inform IDE of the location of the Equipment at all times; (c) to cooperate with IDE in the registration by IDE of any Lien on the Equipment in any jurisdiction; (d) to pay IDE all reasonable costs and expenses incurred in connection with registering and enforcing IDE’s security interest in the Equipment, or any other remedies which IDE is entitled to exercise; and (e) not to sell, lease or otherwise dispose of the Equipment or any proceeds thereof, without the prior written consent of IDE.

4.7.	Storage. The failure of Purchaser to take possession of the Equipment within ten (10) days after Purchaser has delivered an executed Protocol of Delivery and Acceptance, will be deemed a material breach of this Agreement and a default as set forth in Subsection 5.6 below. As a non-exclusive remedy, the Equipment is subject to a storage fee of three thousand dollars ($3,000.00) per day starting on the third (3rd) day which will be considered part of the Sale Price. Seller may, but shall not be required to, store the Equipment for Purchaser following Delivery; however, Purchaser agrees to hold Seller harmless for any damage or loss to the Equipment even if caused in whole or in part by the negligence of Seller. At its option, Seller may transfer any Equipment left in the possession of Seller following Delivery to a storage facility of its choosing on Purchaser’s behalf provided the Purchaser provides written consent, in which case Purchaser is required to pay the actual storage fees, transportation costs and other costs incurred (the “Storage Costs”). In the event and to the extent that Seller pays such Storage Costs on Purchaser’s behalf, Purchaser will be required to pay an additional administrative fee of fifteen percent (15%) of the Storage Costs, and the Storage Costs (including such fee) will be considered part of the Sale Price. Purchaser hereby constitutes and appoints Seller as its agent and attorney in fact for purposes of engaging the services of such a storage facility, transporting the Equipment to the storage facility, and paying the Storage Costs, all on Purchaser’s behalf.

5.	PAYMENT OF SALE PRICE

5.1.	Payment Terms. Unless otherwise specified in the Quote, terms of payment are:

(a)	35% of Sales Price payable upon execution of this Agreement;

(b)	45% of the Sales Price at receipt of the Mud Pumps, Engine Generators and at completing of the Mast and Substructure fabrication; and

(c)	20% of the Sales Price payable prior to Delivery.

5.2.	Failure to Timely Make the Down Payment. Failure to timely make the down payment will automatically result in the termination of this Agreement without a requirement of notice to Purchaser and without further liability to Seller.

5.3.	Additional Charges. Seller reserves the right to invoice Purchaser after Delivery for costs associated with Change Orders, Taxes, storage fees or costs, shipping fees or other costs for which Purchaser is responsible, whether arising before or after Delivery, which were not invoiced upon Delivery. All such invoices are due thirty (30) days from the date of invoice.

5.4.	Payment by Wire. All payments will be made by wire transfer per instruction from Seller.

5.5.	Letter of Credit. In the event of Purchaser’s default as set forth in Section 5.6, and Purchaser’s failure to cure such default within seven (7) calendar days, Seller may require Purchaser to provide an irrevocable letter of credit for the balance of the Sale Price against which Seller may draw pursuant to the schedule set out in Section 5.1 above. The terms of such letter of credit and the issuing bank, must be approved by Seller at its sole discretion prior to opening. The costs of confirmation, if required by Seller, and any amendments to the letter of credit will be at Purchaser’s expense. Failure to provide such letter of credit within fourteen (14) days of Seller’s request shall constitute a default as set forth in Section 5.6.

5.6.

Purchaser Default. Purchaser shall be in default if any payment is not made when due or a presentation against the letter of credit is refused or dishonored. Upon the first occurrence of Purchaser default

Equipment Sale Agreement	Initials:
Rev March 2011		IDE	Purchaser

(excluding the down payment under Section 5.1(a) above), Seller will give Purchaser written notice and seven (7) calendar days to cure the default. If Purchaser fails to cure the default or Purchaser thereafter commits a second act of default, Seller may, without waiving any remedy at law, immediately terminate this Agreement by written notice to the Purchaser. Upon such termination Seller may retain all amounts previously paid by Purchaser to offset Seller’s sales and administrative cost as well as the cost of materials and manufacturing for the Equipment all of which the parties agree are direct damages

5.7.	Taxes. The Purchaser is responsible for payment of all Taxes in connection with this Agreement other than Excluded Taxes. Any Taxes (other than Excluded Taxes) imposed, assessed, charged, levied, withheld, deducted, demanded or otherwise applied in connection with this Agreement by any governmental authority or other person against Seller or any officer, director, employee or agent of Seller are for the Purchaser’s account and must be promptly paid directly by the Purchaser to such governmental authority or other person, and the Purchaser hereby indemnifies, defends, and holds Seller and its officers, directors, employees and agents harmless against any and all liability for such Taxes

6.	REPRESENTATIONS AND WARRANTIES

6.1.	Warranty – Title. Seller warrants that Purchaser will have title to the Equipment upon Delivery free from any Liens or claims by third parties.

6.2.	Warranty - Equipment. Seller warrants, for the Warranty Period, that the Equipment and Parts provided by IDE hereunder will be free from defects in materials and workmanship and will conform to the plans or specifications of the Quote in all material respects. Liability under this warranty is limited, at IDE’s option, to the replacement or repair of the defective Equipment or Part. Unless an “in field” replacement or repair is possible, Purchaser shall deliver the Equipment or Parts to Seller’s Plant or such other location as Seller may direct. The warranty does not cover the cost of removal or reinstallation of Equipment or Parts claimed to be defective unless, in Seller’s reasonably exercised judgment, the Equipment or Parts are deemed to be defective and are warranted under this Section 6. The warranty period on the repaired or replaced defective Equipment or Part will be equal to the remainder of the Warranty Period for the original Equipment or Part. Purchaser may request that Seller dispatch a technician to the location of the Equipment to perform repairs; however, Purchaser agrees that all charges for technician services and parts must be paid by Purchaser in full without offset. However, if, in Seller’s reasonably exercised judgment, the Parts or Equipment are defective and warranted under this Section 6 Purchaser shall be promptly reimbursed by Seller for the cost of all parts and technician services associated directly with the repair services and, if applicable, any cost associated with the transportation of the warranted Equipment and/or Part.

6.3.	Non-IDE Components. Seller gives no warranty or guarantee on materials and components of the Equipment which are not manufactured by Seller and Seller’s only obligation or liability in respect of these shall be to assign to Purchaser, in so far as Seller can competently do so, the benefit of any third party warranties and guarantees that Seller enjoys in respect of these, at the time title to the Equipment transfers to Purchaser.

6.4.	Limitations and Restrictions on Warranty. This warranty does not apply to any consumables sold as part of or in conjunction with the Equipment. Furthermore, this warranty is applicable only if:

(a)	the defect occurred under normal use and service;

(b)	Purchaser stops any further use of the Equipment after giving notice of any defect unless such further use of the Equipment is authorized by Seller in writing;

(c)	Purchaser notified Seller in writing by letter or fax of the defect within thirty (30) days of its discovery by Purchaser; and

(d)	the Equipment is properly employed in the use for which it is intended and maintained in accordance with any Seller operation, maintenance and service manuals.

6.5.	This warranty is void: (i) if the Equipment is repaired or serviced by a service facility which was not authorized by Seller; (ii) if replacement parts not supplied by Seller have been installed in the Equipment; (iii) if modifications are made to the Equipment that are not approved by Seller; or (iv) if the Equipment is used in violation of Section 7.2 below.

Equipment Sale Agreement	Initials:
Rev March 2011		IDE	Purchaser

6.6.	Disclaimer. Except as expressly provided herein, Seller makes no representation, warranty or guarantee of any kind whatsoever, express or implied, as to the title, value, condition, merchantability, design, operation, serviceability, or fitness for use for any purpose of the Equipment or any Part thereof, nor any other representation, warranty or guarantee of any kind whatsoever (arising by law or otherwise), express or implied, with respect to the Equipment or any Part thereof. In particular, but without limiting the generality of the foregoing, Seller makes no warranty that the Equipment or any Part thereof complies with or conforms to the statutory requirements of any jurisdiction other than the United States. It is the responsibility of the Purchaser to inspect the Equipment and to satisfy itself as to the condition, quality, suitability and fitness of the Equipment for the Purchaser’s purposes.

6.7.	Liability. Except in the event of a defect that is Warranted under this Section 6 or of latent product defects discovered by Purchaser within a reasonable time after Delivery, it is agreed that all risks incidental to the use and operation of the Equipment are to be borne by the Purchaser, and the Purchaser agrees to release, indemnify, defend and hold Seller and its Affiliates and the officers, directors, employees, representative and agents of each (“Indemnified Parties”) harmless from and against all such risks and any claims arising in connection with such risks. The Indemnified Parties will have no obligation or liability for any direct or indirect damages, loss of use, revenue or profit or any other incidental or Consequential Damage arising in relation to the use or operation of the Equipment or any Part thereof, REGARDLESS OF CAUSE OR THEORY OF LIABILITY, INCLUDING THE NEGLIGENCE (SOLE OR CONCURRENT, ACTUAL OR IMPUTED), STRICT LIABILITY, OR CONTRACTUAL OR OTHER LIABILITY OF THE INDEMNIFIED PARTIES.

7.	COMPLIANCE WITH EXPORT CONTROLS

7.1.	Sale Conditional on Export Legality and Approvals. Seller is subject to laws and regulations that govern the export of goods and services, including the laws of the United States. This Agreement is conditional upon: (i) full compliance of this Agreement with all applicable export control laws and regulations; (ii) Seller meeting all applicable requirements and obtaining all necessary permits and approvals pursuant to export control laws and regulations. Both during and after the Warranty Period, Seller has no obligation to service or to supply parts for Equipment where in IDE’s sole opinion such actions would violate applicable export controls or other laws.

7.2.	Undertaking Regarding Re-Export. The Equipment may include commodities, technology or software that has been exported originally from the United States in accordance with the U.S. Export Administration Regulations. The Purchaser expressly warrants that the Equipment will not be diverted, transshipped, reshipped or re-exported contrary to these Regulations, or otherwise contrary to the laws of the United States or Canada, and that it will not do any act or resell any item in violation of such laws. The warranty on any Equipment or Part that is in IDE’s sole opinion transshipped in violation of this provision is void.

8.	TERMINATION

8.1.	By Seller if (a) Purchaser becomes insolvent, makes an assignment for the benefit of its creditors, has a receiver or trustee appointed for the benefit of its creditors, or files for protection from creditors under any bankruptcy or insolvency laws; (b) there is a delay due to Force Majeure that lasts longer than sixty (60) days; (c) there has been a material inaccuracy of any representation or warranty of Purchaser contained in this Agreement and Purchaser has failed to cure such breach or inaccuracy within thirty (30) days after Seller’s written notice thereof to Purchaser, or waived by Seller in writing; (d) Purchaser materially fails to comply with any terms of the Agreement, including but not limited to, failure to make any payment when due or to fulfill any payment conditions; or (e) Purchaser commits an anticipatory breach of contract.

8.2.	Effect of Seller’s Termination. In case of termination under Section 8.1, no monies paid to Seller shall be returned to Purchaser and Purchaser shall be further required to pay Seller all documented costs, including but not limited to labor costs, pre-paid freight and vendor cancellation charges up to point of termination and all administrative costs resulting from such termination including, but not limited to demobilization costs incurred by Seller in excess of monies already paid to Seller by Purchaser.

8.3.	By Purchaser if (a) the Seller ceases to legally exist or becomes insolvent or becomes the subject of a bankruptcy proceeding or (b) there has been a material breach by Seller of any covenant, agreement or obligation in this Agreement, or a material inaccuracy of any representation or warranty of Seller contained in this Agreement and such breach or inaccuracy has not been cured by Seller within thirty (30) calendar days after Seller’s receipt of written notice thereof from Purchaser, or waived by Purchaser in writing.

Equipment Sale Agreement	Initials:
Rev March 2011		IDE	Purchaser

8.4.	Effect of Purchaser’s Termination. In the case of Purchaser’s termination as provided in Section 8.3, Seller shall return to Purchaser all monies paid to Seller by Purchaser under this Agreement; provided, however, such amount shall be reduced by all documented costs, including, but not limited to, all equipment costs, labor costs, shipping costs, and administrative costs incurred by Seller prior to such termination for Parts and Equipment to be delivered to Purchaser. If the documented costs, as mentioned above, are higher than the amounts paid by Purchaser to Seller, Purchaser shall pay to Seller the difference. Seller shall deliver to Purchaser any Equipment and Parts that have been manufactured or purchased and received by Seller up to the time of such termination. If Purchaser fails to remove such Equipment or Parts from Seller’s Plant within fifteen (15) days from the termination date, Seller may store the same until Purchaser removes such equipment or material from Seller’s premises, whereupon Purchaser shall be liable for all storage costs and expenses (including storage and insurance).

8.5.	Consequential Damages. Neither Seller nor Purchaser shall be liable to the other hereunder for any Consequential Damages arising hereunder.

9.	BROKERS

Each Party shall be responsible for any broker that such party may have engaged in connection with the sale of the Equipment and will be liable for any fee, commission or other remuneration owed to such broker arising out of the sale. Each party agrees to indemnify and hold harmless the other from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, the other may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of the other party.

10.	INTELLECTUAL PROPERTY

10.1.	Purchaser acknowledges that the Equipment (including any discrete Part(s) thereof) and its operations manuals may contain trade secrets, patents, inventions, ideas of inventions, copyrights, know-how, trademarks, and trade names (“Intellectual Property”), including but not limited to design elements and descriptions of methods and processes, that were developed, conceived, or reduced to practice by Seller. Purchaser agrees that such Intellectual Property is the sole and exclusive property of Seller, and that it will not reproduce or make additional copies of Seller’s operations manuals or make, manufacture, reverse engineer, alter or otherwise modify the Equipment or any discrete part(s) thereof, nor will it assist any third party to do so, anywhere in the world, without the prior written consent of Seller. In particular, without limiting the foregoing, Purchaser will not use such Intellectual Property to guide a search of publicly available information, selecting a series of items of knowledge from unconnected sources, and then fitting them together to create other products or applications. All right, title and interest in and to any Intellectual Property disclosed by, embedded in or necessary for the operation of the Equipment remain at all times with Seller and its suppliers and Purchaser shall acquire no right whatsoever to all or any part of such Intellectual Property except the right to use same in connection with the operation of the Equipment (for which a limited license is hereby granted), nor shall any Intellectual Property be divulged to any third party without Seller’s prior written consent.

10.2.	IP Infringement Protection. SELLER SHALL INDEMNIFY, DEFEND AND HOLD PURCHASER HARMLESS FOR ANY LIABILITY, LOSS, DAMAGE OR EXPENSE (INCLUDING PURCHASER’S REASONABLE ATTORNEYS FEES) ARISING OUT OF OR RELATING TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY UNITED STATES OR FOREIGN PATENT, TRADEMARK, COPYRIGHT, TRADE SECRET OR INDUSTRIAL DESIGN IN CONNECTION WITH THE EQUIPMENT OR ANY PART THEREOF. Seller represents and warrants to Purchaser that it is not aware of any claim that the Equipment or any part or component incorporated or to be incorporated therein infringes or has been alleged to infringe any United States or foreign patent, trademark, copyright, trade secret or industrial design. Notwithstanding the foregoing, if Seller supplies Equipment or materials which have been varied or specifically purchased to meet Purchaser’s specific requirements or to Purchaser’s own specifications, or if Seller uses Purchaser supplied or required equipment or materials, no indemnity is given and Purchaser accepts full liability in respect of infringement of patents or other intellectual property rights and agrees to indemnify Seller against all claims, losses or costs arising therefrom.

Equipment Sale Agreement	Initials:
Rev March 2011		IDE	Purchaser

11.	CONFIDENTIALITY

Each of the Parties agrees to use all reasonable endeavors to keep the terms of this Agreement confidential other than as required by law or any stock exchange or regulatory authority or as is necessary for the performance of the party’s obligations under this Agreement.

12.	MISCELLANEOUS

12.1.	Amendments. This Agreement may not be amended or modified except by a duly authorized and executed document in writing between the parties hereto which references this Agreement by Quote number and date and specifically states it is an amendment to this Agreement. This Agreement may not be amended or modified by the terms and conditions of any purchase order, confirming document or pre-printed terms from Purchaser even if such document is acknowledged by Seller or purports to supersede prior written agreements between Seller and Purchaser as to sale and purchase of the Equipment.

12.2.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.3.	Notices. Every notice, request, demand or other communication under this Agreement shall be in writing in the English language and shall be sent by courier or telefax, as to each party hereto, to it at its address set forth on the face page of the Quote or at such other address as shall have been or be designated by it in a written notice to the other party hereto. All such notices, requests, demands, and other communications shall be marked to the attention of the person indicated on the face page of the Quote as the Seller Contact or the Purchaser Contact, as applicable, and shall be deemed to have been given when delivered or sent, as the case may be.

12.4.	Expenses. Except as otherwise provided herein, each party agrees to pay its own expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation any legal fees.

12.5.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of State of Texas and the federal laws of the United States applicable therein. The parties do hereby irrevocably and unconditionally submit and attorn to the non-exclusive jurisdiction of the courts of either Harris County or Tarrant County, Texas in connection with any disputes or other matters arising out of or in connection with this Agreement. The United Nations Convention on Contracts for the International Sale of Goods (1980) or any successor thereto shall not apply to this Agreement.

12.6.	Force Majeure. Excluding the obligations of Sections 5.1, 5.2 and 6.7, each party hereto shall be excused from the performance of its obligations hereunder from time to time and at any time, but only for so long as it is prevented from performance by an occurrence beyond the control and without the fault or negligence of the party affected and which said party is unable to prevent or provide against by the exercise of reasonable diligence including, but not limited to acts of God, compliance with any law, rule, regulation, order, request, recommendation or requirement of any governmental authority, body or agency (including but not limited to laws, rules, regulations or other requirements relating to the import and export of goods), war, riot, rebellion, sabotage, act of terrorism, flood, fire, unusually severe weather that could not reasonably have been anticipated, explosion and strike or other labor or supply disturbance (“Force Majeure”). The provisions of the Contract shall not be construed as requiring either party hereto to accede to the demands of labor and labor unions that it considers unreasonable.

12.7.	Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the Purchaser, Seller and their respective successors and permitted assigns. The Purchaser may not assign any of its rights or transfer or purport to transfer any of its obligations hereunder without the prior written consent of Seller. Seller may assign any of its rights or transfer any of its obligations hereunder without the prior written consent of the Purchaser.

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12.8.	Further Assurances. Subject to the limitations otherwise provided herein, the parties shall from time to time do and perform such other and further acts and execute and deliver any and all further agreements and instruments as may be required by law or reasonably requested by any other party hereto to carry out and effect the intent and purposes of this Agreement.

12.9.	Receipt of Agreement. The Purchaser hereby acknowledges receipt of an executed copy of this Agreement.

12.10.	Sole and Entire Agreement. This Agreement is the sole and entire agreement between the Purchaser and Seller in relation to the sale and purchase of the Equipment, and supersedes all previous agreement in relation to that sale and purchase.

12.11.	Counterparts and Execution. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same agreement. This Agreement may be executed and delivered by facsimile in accordance herewith, which when so executed and delivered shall constitute a binding agreement.

12.12.	Cancellation by Purchaser. If the Purchaser at any time cancels the purchase described in this Agreement before Delivery, the Purchaser shall pay to Seller immediately on demand, the greater of the full cost incurred by Seller up to cancellation in connection with this Agreement or a cancellation fee equal to the amount paid by Purchaser prior to the date of cancellation. In the event Seller’s costs exceed the amount paid by Purchaser prior to cancellation, Seller shall provide a full accounting of all costs incurred and such amount shall be conclusive and binding on the Purchaser. If Purchaser fails to pay the said costs on demand, Seller shall be entitled further to interest on said costs of the lesser of eighteen percent (18%) per annum, compounded quarterly, or the maximum rate allowed by law to the date of receipt of the said moneys both before and after judgment plus all collection costs incurred by Seller including reasonable legal fees.

12.13.	Non Waiver. The failure of either party to demand strict performance of the terms hereof or to exercise any right conferred hereby shall not be construed as a waiver or relinquishment of its right to assert or rely on any such term or right in the future.

12.14.	Survival. All warranties, remedial obligations, indemnities and confidentiality rights and obligations provided herein shall survive the expiration, cancellation or termination of this Agreement, except as may otherwise be expressly provided herein.

12.15.	Order of Precedence. The terms of the Quote shall take precedence over these Terms and Conditions and all schedules and attachments, to the extent of any conflict or inconsistency. With regard to rig-up services only, the terms of Schedule “A” – Start-up Services shall take precedence over these Terms and Conditions to the extent of any conflict or inconsistency.

12.16.	Non-Solicitation. For a period of twelve (12) months following the date of this Quote, neither Purchaser nor Seller shall, directly or indirectly, solicit, influence, or induce, or attempt to solicit, influence, or induce, any employee of the other party to terminate his or her employment with such party. Notwithstanding the foregoing, neither party shall be prohibited from (i) employing or otherwise working with any such person who contacts such party solely on his or her own initiative and without direct or indirect solicitation by such party, or (ii) conducting general solicitations for employees or general contractors (which solicitations are not specifically targeted at the other party’s employees) through the use of media advertisements, professional search firms or otherwise.

12.17	Slotting. Notwithstanding anything in this Agreement to the contrary, Seller commits to Purchaser that the Equipment contemplated by, and to be manufactured under, this Agreement shall be consecutively slotted “back-to-back” in Seller’s rig production queue (i.e., with no intervening fill-in rigs from third party orders) with any other rig order(s) placed by Purchaser contemporaneously with this Agreement. Any rig orders placed by Purchaser with Seller after the date of this Agreement or as an amendment to this Agreement, shall be slotted as mutually agreed to by the Parties at the time Seller provides Purchaser with a Quote for such rigs.

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Rev March 2011		IDE	Purchaser

SELLER		PURCHASER

By: Integrated Drilling Equipment Company Holdings, Inc.		By: Union Drilling, Inc.

By:	/s/ Stephen D. Cope	By:	/s/ Christopher D. Strong

Name:	Stephen D. Cope	Name:	Christopher D. Strong

Title:	CEO	Title:	President & CEO

Date:	7/5/11	Date:	7/5/11

Equipment Sale Agreement	Initials:
Rev March 2011		IDE	Purchaser

INTEGRATED DRILLING EQUIPMENT SALE AGREEMENT

TERMS AND CONDITIONS

Schedule A – Start-up Services

1. Start-up Services. If agreed between the parties, IDE may provide the Purchaser with the services of a qualified technician to provide guidance and assistance in the installation/start-up of the Equipment and provide on-site training for rig crews in the proper operation of the Equipment, as well as other services related to the Equipment (“Services”). The labor cost for this technician will be at the Purchaser’s expense at the rates set out in the applicable Quote. All associated air travel and other transportation, accommodation, meals and other expenses will be at Purchaser’s expense. The travel time shall be included in the installation and training period (e.g. one (1) day’s travel to location plus training plus one (1) day’s return from location). The Services shall be provided solely with respect to the Equipment which is the subject of this Agreement, and are not transferable to another sale. Services are limited to a twelve (12) hour shift per day. Two (2) technicians are required for twenty–four (24) hour support.

2. Services of Additional Technician. Subject to personnel availability, IDE will provide at Purchaser’s request an additional IDE technician for on-site training of Purchaser personnel. The cost for such technician will be at Purchaser expense, at IDE’s quoted rate.

4. Liabilities and Indemnities. The following provisions apply to claims arising out of or related to the Services provided by IDE pursuant to this Schedule A.

4.1 Indemnified Parties. As used herein, “IDE Indemnified Parties” means IDE and all of its subsidiary and affiliated companies of any tier, sub-contractors employed by IDE and its and their directors, officers, employees, agents and invitees; “Purchaser Indemnified Parties” means Purchaser and all its subsidiary and affiliated companies of any tier, its customer, its equipment suppliers, its other contractors working at the site where the Equipment is located or installed, and its and their directors, officers, employees and agents.

4.2 Personnel.

(a) Except as otherwise expressly provided herein, IDE shall be responsible at all times for and shall indemnify and hold harmless Purchaser Indemnified Parties from, costs and claims arising out of loss of life or personal injury to IDE Indemnified Parties REGARDLESS OF THE FAULT OR NEGLIGENCE, WHETHER SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE OR OTHERWISE OF PURCHASER INDEMNIFIED PARTIES.

(b) Except as otherwise expressly provided herein, Purchaser shall be responsible at all times for and shall indemnify and hold IDE Indemnified Parties harmless from, costs and claims arising out of loss of life or personal injury to Purchaser Indemnified Parties REGARDLESS OF THE FAULT OR NEGLIGENCE, WHETHER SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE OR OTHERWISE OF IDE INDEMNIFIED PARTIES.

4.3 Property.

(a) Except as otherwise expressly provided herein, IDE shall be responsible for, and shall indemnify and hold harmless Purchaser Indemnified Parties from, all costs and claims as a result of loss of or damage to property or property rights belonging to IDE Indemnified Parties, REGARDLESS OF THE FAULT OR NEGLIGENCE, WHETHER SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE OR OTHERWISE OF PURCHASER INDEMNIFIED PARTIES.

(b) Except as otherwise expressly provided herein, Purchaser shall be responsible for, and shall indemnify and hold harmless IDE Indemnified Parties from, all costs and claims as a result of loss of or damage to property or property rights belonging to Purchaser Indemnified Parties, REGARDLESS OF THE FAULT OR NEGLIGENCE, WHETHER SOLE, JOINT, CONCURRENT, ACTIVE OR PASSIVE OR OTHERWISE OF IDE INDEMNIFIED PARTIES.

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4.4 IDE’s Pollution. IDE shall be liable at all times for, and shall defend, indemnify and hold harmless Purchaser Indemnified Parties from, all costs and claims on account of pollution or contamination which originates from spills of IDE products, fuels, lubricants, motor oils, or other materials that are wholly in the possession and control of IDE and directly associated with IDE equipment and operation REGARDLESS OF THE FAULT OR NEGLIGENCE, WHETHER SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE OR OTHERWISE OF PURCHASER INDEMNIFIED PARTIES OR HOWSOEVER ARISING.

4.5 Third Parties. Subject to the specific indemnity provisions hereof, losses to Third Parties and their personnel and property shall be governed according to law and any finding or apportionment of negligence between the parties. For the purpose of this Subsection 4.5, the term “Third Parties” shall mean all parties other than Purchaser Indemnified Parties and IDE Indemnified Parties.

4.6 Consequential Damages. Neither IDE nor Purchaser nor their Indemnified Parties shall be liable to the other hereunder for any Consequential Damages.

Equipment Sale Agreement	Initials:
Rev March 2011		IDE	Purchaser

SCHEDULE “B”

PROTOCOL OF DELIVERY AND ACCEPTANCE

We, the undersigned, Integrated Drilling Equipment Company Holdings, Inc. (“Seller”), declare to have delivered, and we, the undersigned, Union Drilling, Inc., a corporation organized under the laws of the State of Delaware (“Purchaser”), declare that we have had the opportunity to inspect the Equipment and we declare to have accepted in accordance with the terms and conditions of the Rig & Equipment Sale Agreement dated                     , 2011 (“Agreement”), the Equipment, all as more particularly described in the Quote, at the date and time written below.

By: Integrated Drilling Equipment Company Holdings, Inc.	By: Union Drilling, Inc.

SELLER	PURCHASER

By:	By:
Name:	Name:

Title:	Title:

Date:	Date:

	Time:	a.m./p.m.

Equipment Sale Agreement	Initials:
Rev March 2011		IDE	Purchaser